AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

Each of the undersigned hereby acknowledges and agrees, pursuant to the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13G to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned.


Date: March 3, 2011


S. Gene Cauley Child College Education Irrevocable Trust

/s/ Rick Ferguson
Name: Rick Ferguson
Title: Trustee

Rick Ferguson

/s/ Rick Ferguson